Exhibit 10.11

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT made as of August 1, 2019 (this “Agreement”) is between Houston International Insurance Group, Ltd., a Delaware corporation (the “Company”), and Westaim HIIG GP Inc. (the “Manager”).

BACKGROUND

1.        Westaim IRIG Limited Partnership, an Ontario, Canada limited partnership (the “Partnership”) owns approximately 71% of the outstanding shares of common stock in the capital stock of the Company (“Common Shares”).

2.          The Manager is the general partner of the Partnership.

3.        The Manager has expertise in the areas of finance, strategy, investment and acquisitions and has expertise in certain other matters that affect the Company and its business.

4.        The Company desires to avail itself, for the term of this Agreement, of the expertise of the Manager in these and other areas in which the Manager has competence, and the Manager is willing to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

5.          The rendering by the Manager of the services described in this Agreement will be made on the basis that the Company will pay the fees described below.

AGREEMENT

The parties agree as follows:

SECTION 1. Appointment.      The Company appoints the Manager to provide the services described in Section 2 (the “Services”) for the term of this Agreement.

SECTION 2. Services.      During the term of this Agreement, the Manager will render to the Company, by and through itself, its affiliates and their respective officers, employees and representatives as the Manager in its sole discretion may designate from time to time, such advisory and consulting services in relation to the affairs of the Company and its subsidiaries as the Company may reasonably request, including, without limitation, (i) advice regarding the structure, terms, conditions and other provisions, distribution and timing of debt and equity offerings and advice regarding relationships with the Company's and its subsidiaries' lenders and bankers, (ii) advice regarding dispositions or acquisitions, (iii) business analyst services, and (iv) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company. However, the Manager will have no obligation to provide any other services to the Company absent written agreement between the Manager and the Company over the scope of such other services and the payment therefor.

SECTION 3. Fees.

(a)           In consideration of the Services being provided by the Manager, the Company will pay to the Manager an aggregate annual fee (the “Ongoing Advisory Fee”) of US$500,000.00 in cash during the term of this Agreement. One quarter of the Ongoing Advisory Fee will be payable quarterly in advance on the first day of each quarter, by wire transfer in same-day funds to the bank account designated by the Manager, commencing at the Effective Time (as defined below) and continuing through the Termination Date (as defined below). Any Ongoing Advisory Fee for the first calendar quarter of this Agreement will be prorated for the period of such quarter commencing at the Effective Time and will be payable at the Effective Time. Any Ongoing Advisory Fee for the last calendar year of this Agreement will be prorated for the period of such year ending on the Termination Date.

(b)           To the extent the Company cannot pay the Ongoing Advisory Fee in cash for any reason, including by reason of constraints imposed by any debt financing of the Company or its subsidiaries, the payment by the Company to the Manager of the accrued and payable Ongoing Advisory Fee will be deferred until the earlier of (i) the date payment in cash of such deferred Ongoing Advisory Fee is not otherwise prohibited under any contract applicable to the Company and is otherwise able to be made, and (ii) total or partial liquidation, dissolution or winding up of the Company.

SECTION 4. Reimbursements. In addition to the fees payable pursuant to this Agreement, the Company will pay directly or reimburse the Manager, Partnership and each of their respective affiliates for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the reasonable and documented out-of-pocket costs and expenses incurred by the Manager, Partnership and their respective affiliates in connection with the Services rendered under this Agreement, or in order to make any legally required filings relating to Partnership's direct or indirect ownership of capital stock of the Company or its successor, or otherwise incurred by the Manager, Partnership and their respective affiliates from time to time in the future in connection with the ownership or subsequent sale or transfer by Partnership of capital stock of the Company or its successor, including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by the Manager, Partnership or any of their respective affiliates, (b) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by the Manager, Partnership or any of their respective affiliates and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with their or their affiliates' ordinary operations. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds to the bank account designated by the Manager or its relevant affiliate (if such Out-of-Pocket Expenses were incurred by the Manager, Partnership or their respective affiliates) promptly upon or as soon as practicable following request for reimbursement in accordance with this Agreement, to the account indicated to the Company by the relevant payee.

SECTION 5. Indemnification. The Company will indemnify and hold harmless the Manager, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the “Liabilities”) related to, arising out of or in connection with (including prior to the Effective Time) the Services contemplated by this Agreement or the engagement of the Manager pursuant to, and the performance by the Manager of the services contemplated by, this Agreement (including the financial and structuring analysis, due diligence investigations, other advice and negotiation assistance in connection with actions taken by the Company and its subsidiaries), whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by or on behalf of the Company. The Company will reimburse any Indemnified Party for all reasonable and documented costs and expenses (including reasonable and documented attorneys' fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any pending or threatened action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party to the extent determined by a court, in a final judgment from which no further appeal may be taken, to have resulted from the fraud, gross negligence, bad faith or willful misconduct of such Indemnified Party. The attorneys' fees and other expenses of an Indemnified Party will be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if and to the extent it is finally judicially determined that the Liabilities in question resulted from the fraud, gross negligence, bad faith or willful misconduct of such Indemnified Party.

SECTION 6. Information to be Provided. The Company will furnish or cause to be furnished to the Manager such information as the Manager believes reasonably appropriate to its services hereunder and to the ownership by Partnership of equity interests of the Company (all such information so furnished, the “Information”). The Company recognizes and confirms that the Manager (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

SECTION 7. Term of Agreement. This Agreement will be effective (the “Effective Time”) as of August 1, 2019. The Company will make the payments to the Manager pursuant to Section 3 by wire transfer of same-day funds to the bank account designated by the payee in writing. This Agreement will continue until the “Termination Date”, which is the earliest of (a) the date on which Partnership owns less than 8% of the number of shares of Common Stock then outstanding; provided, however, that for purposes of calculating whether such ownership interest meets such 8% threshold, any capital stock of the Company issued by the Company at any time following the Effective Time through and including the applicable date of measurement, including the effect of any stock split, stock dividend, recapitalization or other similar transaction, shall be disregarded, (b) the date on which the Company's initial public offering is consummated, or (c) the date upon which a Change in Control (as defined in the Amended and Restated Stockholders' Agreement of the Company dated as of March 12, 2014, as the same may be amended) occurs. Notwithstanding the occurrence of the Termination Date, Section 4 will survive the termination of this Agreement and remain in effect thereafter with respect to Out-of-Pocket Expenses that were incurred prior to the Termination Date but have not been paid to the Manager in accordance with Section 4. In addition, the provisions of Sections 3(b), 5, 8 and 9 will survive the termination of this Agreement.

SECTION 8. Permissible Activities. Subject to applicable law, nothing herein will in any way preclude the Manager or its affiliates (other than the Company or its subsidiaries and their respective employees) or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

SECTION 9. Miscellaneous.

(a)           No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b)           Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to the Manager:

70 York Street

Suite 1700

Toronto, Ontario

M5J 1S9

Attention:	J. Cameron MacDonald

Email:	[***]

with a copy (which will not constitute notice) to:

Dentons Canada LLP

77 King Street West, Suite 400

Toronto, ON M5K °Al

Attention:	Kevin Rooney
Email:	[***]

if to the Company:
800 Gessner, Suite 600
Houston, Texas 77024

Attention:	Stephen L. Way

Email:	[***]

with a copy (which will not constitute notice) to:

Locke Lord, LLP

600 Travis, Suite 2800

Houston, TX 77002

Attention:	Christopher L. Martin
Email:	[***]

Unless otherwise specified herein, such notices or other communications will be deemed received on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and one business day after being sent by overnight courier.

(f)            This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating to the subject matter of this Agreement.

(g)           This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

(h)          The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors. Subject to the next sentence, no Person other than the parties hereto and their respective successors is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that the Manager and Partnership and their respective affiliates, partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Sections 4 and 5 of this Agreement.

(i)           This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(j)            The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall, subject to the mitigation contemplated by clause (i), not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, if any other jurisdiction.

The undersigned have executed, or have caused to be executed, this Management. Services Agreement on the date first written above.

HOUSTON INTERNATIONAL INSURANCE LTD.

By:	/s/Mark W. Haushill
Name: Mark W. Haushill
Title: CFO

WESTAIM HIIG GP INC.

By:	/s/Glenn MacNeil
Name: Glenn MacNeil
Title: CFO